Exhibit 99.1

                    Edgewater Reports Another Solid Quarter

     WAKEFIELD, Mass.--(BUSINESS WIRE)--April 25, 2007--A technology management consulting firm specializing in providing premium IT services, Edgewater Technology, Inc. (NASDAQ: EDGW, www.edgewater.com, "Edgewater Technology" or the "Company"), today announced financial results for its first quarter ended March 31, 2007.

     First Quarter Results

     Actual financial results and utilization for the quarter ended March 31, 2007:

     -- Total revenue increased 13.7% to $16.3 million, compared to $14.3 million in the first quarter of 2006.

     -- Service revenue increased 12.8% to $15.2 million, compared to $13.5 million in the first quarter of 2006;

     -- Gross profit was $6.8 million, or 41.7% of total revenue, compared to $5.2 million, or 36.1% of total revenue in the first quarter of 2006;

     -- Gross profit margin related to service revenue was 44.0%, compared to 38.0% in the first quarter of 2006;

     -- Utilization was 82.2%, compared to 78.8% during the first quarter of 2006;

     -- Net income increased 82% to $0.84 million, or $0.07 per diluted share, compared to net income of $0.46 million, or $0.04 per diluted share in the first quarter of 2006;

     -- Cash Net Income increased 58% to $1.2 million, or $0.09 per diluted share during the first quarter of 2007 compared to $0.07 million, or $0.06 per diluted share, during the first quarter of 2006;

     -- EBITDA increased 100% to $1.6 million, or $0.13 per diluted share during the first quarter of 2007 compared to $0.8 million, or $0.07 per diluted share, during the first quarter of 2006; and

     Cash Net Income, Cash Earnings per Diluted Share, and EBITDA per Diluted Share are Non-GAAP financial measures. A reconciliation of these measures to their most directly comparable GAAP measures is included in the financial data accompanying this press release.

     Shirley Singleton, President and CEO of Edgewater Technology commented on first quarter 2007 financial results, "We are pleased with the improvement in our operating metrics. We leveraged higher utilization rates to achieve 31% growth in gross profit and 82% growth in net income."

     As covered and anticipated in the fourth quarter earnings conference, first quarter operating cash flow turned negative. Cash flow used in operating activities was $(1.2) million in the first quarter of 2007, compared to cash flow provided by operating activities of $1.4 million during the first quarter of 2006. This change is primarily attributable to: an increase in accounts receivable in the first quarter of 2007 that is associated with the increase in revenues for 2007; an expected increase in 2006 bonus payments (paid in 2007) over 2005 bonus payments (paid in 2006), due to the significant increase in profitability metrics for fiscal 2006 over fiscal 2005; and changes in current assets and liabilities, most notably an increase in prepaid expenses. The Company's average days' sales outstanding metric improved to 40 days, for the first quarter of 2007, compared to 43 days, for the first quarter of 2006.

     Singleton continued, "It is apparent that our go-to-market strategy is working. We have realized success by consolidating our premium IT services and emphasizing three major synergistic offerings: (1) business consulting, (2) Corporate Performance Management ("CPM") and (3) technical consulting which is strategically positioning Edgewater for further premium IT services growth. While bid activity during the first quarter 2007 was consistent on a year-over-year basis, our win rate ratio was higher compared to the first quarter 2006. In addition, our CPM offering experienced 26% year-over-year growth, in spite of a slow January start, and is tracking nicely as second quarter unfolds. Sales activity in our technical and business consulting offerings continues to be robust as we experienced growth in both offerings on a year-over-year basis. Taking everything into account, there continues to be strong market demand for our premium IT services."

     Singleton concluded, "We are optimistic that the activity in our three offerings can support continued revenue growth and profitability in the second quarter."

     First Quarter Conference Call Details

     Edgewater Technology will host a conference call on Wednesday, April 25, at 10:00 a.m. (ET) to discuss first-quarter 2007 financial results. To listen to the call, you can participate by webcast at www.edgewater.com - Investor Relations section or you can dial 800-561-2601 (pass code 49831632) approximately 10 minutes prior to the call start. A replay of the call can be accessed via www.edgewater.com -- Investor Relations section or by dialing 888-286-8010 (pass code 91541418) from 12:00 p.m. ET Wednesday, April 25 through 11:59 p.m. ET Wednesday, May 9.

     About Edgewater Technology, Inc.

     Edgewater Technology, Inc. is an innovative technology management consulting firm. We provide a unique blend of premium IT services by leveraging our proven industry expertise in strategy, technology and corporate performance management. Headquartered in Wakefield, MA, we go to market by vertical industry and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

     Selected Financial Data:


                      EDGEWATER TECHNOLOGY, INC.
                 Consolidated Statement of Operations
               (In thousands, except per share amounts)
                             (Unaudited)

                                                       Three Months
                                                           Ended
                                                     -----------------
                                                      March    March
                                                        31,      31,
                                                      2007     2006
                                                     -------- --------
Revenue:
 Service revenue                                     $15,226  $13,502
 Software                                                375      293
 Reimbursable expenses                                   672      513
                                                     -------- --------
     Total revenue                                    16,273   14,308

Cost of revenue:
 Project and personnel costs (a)                       8,530    8,368
 Software costs                                          290      267
 Reimbursable expenses                                   672      513
                                                     -------- --------
     Total cost of revenue                             9,492    9,148
                                                     -------- --------
     Gross profit                                      6,781    5,160

 Selling, general and administrative (a)               5,160    4,352
 Depreciation and amortization                           567      345
                                                     -------- --------
     Operating income                                  1,054      463

Interest income and other, net                           407      299
                                                     -------- --------
Income before income taxes                             1,461      762

Provision for income taxes                               624      302
                                                     -------- --------
     Net income                                         $837     $460
                                                     ======== ========

BASIC EARNINGS PER SHARE:
 Basic earnings per share                              $0.07    $0.04
                                                     ======== ========
 Weighted Average Shares Outstanding - Basic          11,344   10,635
                                                     ======== ========

DILUTED EARNINGS PER SHARE:
 Diluted earnings per share                            $0.07    $0.04
                                                     ======== ========
 Weighted Average Shares Outstanding - Diluted        12,449   11,335
                                                     ======== ========


(a) - Amount of stock-based compensation expense
included in each of the respective expense
categories reported above:
    Cost of revenue - Project and personnel costs        $77      $93
    Selling, general and administrative expenses         180      150
                                                     -------- --------
    Total                                               $257     $243
                                                     ======== ========

     Edgewater's management believes that cash performance is the primary driver of long-term share value. As such, Edgewater views Cash Net Income, Cash Earnings per Diluted Share, EBITDA and EBITDA per Diluted Share as important indicators of performance that help investors gain a meaningful understanding of the Company's core operating results and future prospects, consistent with the manner in which management measures and forecasts the Company's performance.


                      EDGEWATER TECHNOLOGY, INC.
            Reconciliation of Non-GAAP Financial Measures
               (In thousands, except per share amounts)
                             (Unaudited)

Reconciliation of GAAP Net Income to Cash Net Income, Cash Earnings
 Per Diluted Share (Non-GAAP):
                                                       Three Months
                                                            Ended
                                                      ----------------
                                                      March     March
                                                        31,       31,
                                                       2007     2006
                                                      -------   ------
Reported GAAP Net Income                                $837     $460
Add: Amortization of Intangibles                         314      217
Add: Stock-based Compensation                            257      243
Less: Related Tax Effect                                (244)    (184)
                                                      -------   ------
Cash Net Income(1)                                    $1,164     $736
                                                      =======   ======
Cash Earnings per Diluted Share(1)                     $0.09    $0.06
                                                      =======   ======


Reconciliation of GAAP Net Income EBITDA and EBITDA Per Diluted Share
 (Non-GAAP):
Reported GAAP Net Income                                $837     $460
Add: Income Tax Provision                                624      302
Add: Depreciation and Amortization Expense               567      345
Less: Interest Income and Other Net                     (407)    (299)
                                                      -------   ------
EBITDA(2)                                             $1,621     $808
                                                      =======   ======
EBITDA per Diluted Share(2)                            $0.13    $0.07
                                                      =======   ======

     1 - Cash Net Income and Cash Earnings per Diluted Share are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, GAAP Diluted Earnings per Share. Cash Net Income and Cash Earnings per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies. Cash Earnings per Diluted Share is defined as Net Income, plus Amortization of Intangibles and Stock-based Compensation, less related stock effect, divided by shares used in computing Diluted Net Income per share.

     2 - EBITDA and EBITDA per Diluted Share are Non-GAAP performance measures and are not intended to be performance measures that should be regarded as an alternative to, or more meaningful than, either GAAP Operating Income, GAAP Net Income and Diluted Net Income per Share. EBITDA and EBITDA per Diluted Share measures presented may not be comparable to similarly titled measures presented by other companies.


                       EDGEWATER TECHNOLOGY, INC.
             Summary Consolidated Balance Sheet Information
                             (In thousands)
                                               March 31,  December 31,
                                                 2007        2006
                                              (Unaudited)  (Audited)
                                              ----------- ------------
Assets
Cash and marketable securities                   $31,504      $33,141
Accounts receivable, net                          12,681       10,883
Deferred taxes, current                            1,760        1,760
Prepaid expenses and other assets, current           869          441
                                              ----------- ------------
   Total current assets                           46,814       46,225
Fixed assets, net                                  4,132        3,391
Deferred taxes, net                               16,292       16,789
Goodwill and intangible assets, net               29,734       29,163
Other assets                                          52           52
                                              ----------- ------------
   Total Assets                                  $97,024      $95,620
                                              =========== ============

Liabilities and Stockholders' Equity
----------------------------------------------
Accounts payable and accrued liabilities          $4,779       $3,914
Accrued payroll and related liabilities            2,242        4,242
Deferred revenue and other liabilities               283          252
Capital lease obligations, current                   213          184
                                              ----------- ------------
   Total current liabilities                       7,517        8,592
Capital lease obligations                            729          778
                                              ----------- ------------
   Total liabilities                               8,246        9,370
Stockholders' Equity                              88,778       86,250
                                              ----------- ------------
   Total Liabilities and Stockholders' Equity    $97,024      $95,620
                                              =========== ============

Shares Outstanding                                11,804       11,522
                                              =========== ============

     This Press Release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements made with respect to our outlook for sales activity, revenue and profitability. The forward looking statements included in the Press Release relate to future events or our future financial conditions or performance. In some cases, you can identify forward-looking statements by terminology such as "may," "should," "believe," "anticipate," "future," "forward," "potential," "estimate," "encourage," "opportunity," "goal," "objective," "quality," "growth," "leader," "could", "expect," "intend," "plan," "planned" "expand," "focus," "build," "through," "strategy," "expiration," "provide," "offer," "maximize," "allow," "allowed," "represent," "commitment," "create," "implement," "result," "seeking," "increase," "add," "establish," "pursue," "feel," "work," "perform," "make," "continue," "can," "will," "ongoing," "include" or the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties, although they are based on our current plans or assessments which are believed to be reasonable as of the date of this Press Release. Factors that may cause actual results, goals, targets or objectives to differ materially from those contemplated, projected, forecasted, estimated, anticipated, planned or budgeted in such forward-looking statements include, among others, the following possibilities: (1) inability to execute upon growth objectives, including growth in entities acquired by our Company;
(2) failure to obtain new customers or retain significant existing customers;
(3) the loss of one or more key executives and/or employees; (4) changes in industry trends, such as a decline in the demand for Business Intelligence ("BI") and Corporate Performance Management ("CPM") solutions, custom development and system integration services and/or delays in industry-wide information technology ("IT") spending, whether on a temporary or permanent basis and/or delays by customers in initiating new projects or existing project milestones; (5) adverse developments and volatility involving geopolitical or technology market conditions; (6) unanticipated events or the occurrence of fluctuations or variability in the matters identified under "Critical Accounting Policies"; (7) failure of our sales pipeline to be converted to billable work and recorded as revenue; (8) failure of the middle market and the needs of middle-market enterprises for business services to develop as anticipated; (9) inability to recruit and retain professionals with the high level of information technology skills and experience needed to provide our services; (10) failure to expand outsourcing services to generate additional revenue; (11) any changes in ownership of the Company or otherwise that would result in a limitation of the net operating loss carry forward under applicable tax laws; and/or (12) the failure of the marketplace to embrace CPM or BI services. In evaluating these statements, you should specifically consider various factors described above as well as the risks outlined under Item I "Business - Factors Affecting Finances, Business Prospects and Stock Volatility" in our 2006 Annual Report on Form 10-K filed with the SEC on March 14, 2007. These factors may cause our actual results to differ materially from those contemplated, projected, anticipated, planned or budgeted in any such forward-looking statements.

     Although we believe that the expectations in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, growth, earnings per share or achievements. However, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward-looking statements after the date of this Press Release to conform such statements to actual results.


     CONTACT: Edgewater Technology, Inc.
              Kevin Rhodes, 781-246-3343
              Chief Financial Officer
              or
              Barbara Warren-Sica, 781-246-3343
              Investor Relations
              ir@edgewater.com